Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Bruce Ross
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
Leigh Parrish, Lila Sharifian
(212) 850-5651, (212) 850-5708

For Immediate Release

GUITAR CENTER, INC. COMPLETES

MUSIC & ARTS CENTER ACQUISITION

Westlake Village, CA (April 15, 2005) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today announced that the Company has completed its previously announced acquisition of privately held Music & Arts Center, a Maryland-based musical instruments retailer with an emphasis on the beginning musician.  Music & Arts Center operates 62 retail locations primarily located in the Northeast, Mid-Atlantic and Southern regions of the U.S.

The acquired business generated approximately $84.8 million in sales in the fiscal year ended January 31, 2005.  The transaction, which has a purchase price of $90 million, plus the assumption of debt and certain other deferred obligations, will not have any impact on the Company’s first quarter financial results and will be funded from cash on hand and drawings under Guitar Center’s line of credit.  The Company anticipates the acquisition will be accretive to Guitar Center’s full year 2005 earnings prior to certain expected one-time charges and costs associated with the acquisition.

Marty Albertson, Chairman and Chief Executive Officer, stated, “We are pleased to have completed our acquisition of Music & Arts – one of the nation’s largest band instrument retailers and a leader in the field of music education.  Music & Arts significantly strengthens our beginning musician business and expands our geographic reach in the Northeast, Mid-Atlantic and Southern regions.  This transaction not only is consistent with our strategic goal to drive long-term revenue and earnings growth but also furthers our continued effort to serve musicians throughout all the stages of their involvement in the music industry.”

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  We presently operate 144 Guitar Center stores, with 119 stores in 47 major markets and 25 stores in secondary markets across the U.S.  In addition, the American Music division operates 19 locations specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors and students.  Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com.  More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to the effect of the acquisition of Music & Arts on our future financial results.  These statements are based on the historical results of Music & Arts provided to us and extensive assumptions regarding the future performance of that business after we acquire it, the costs or savings of combining the acquired business with our existing business, and the accounting treatment of the transactions, each of which could be materially different than that which we have assumed.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risks Related to the Business” in our Annual Report on Form 10-K for the year ended December 31,

2004, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

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